                                                                      EXHIBIT 12

               BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP

                       RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO DATA)

                                              YEAR ENDED DECEMBER 31,
                                      -----------------------------------------
                                        1994    1993     1992    1991    1990
                                      -------- -------  ------- ------- -------
Net (loss) income.................... $146,405 $(1,435) $27,085 $51,553 $45,296
Interest expense.....................   16,342  16,356   16,340  16,340  16,340
Appropriate portion ( 1/3) of
 rentals.............................    2,495   2,356    3,087   2,887   2,790
                                      -------- -------  ------- ------- -------
                                      $165,242 $17,277  $46,512 $70,780 $64,426
                                      ======== =======  ======= ======= =======
Interest Expense..................... $ 16,342 $16,356  $16,340 $16,340 $16,340
Appropriate portion ( 1/3) of
 rentals.............................    2,495   2,356    3,087   2,887   2,790
                                      -------- -------  ------- ------- -------
                                      $ 18,837 $18,712  $19,427 $19,227 $19,130
                                      ======== =======  ======= ======= =======
Ratio of earnings to fixed charges...    8.8:1       *    2.4:1   3.7:1   3.4:1
                                      ======== =======  ======= ======= =======

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*  For the year ended December 31, 1993, fixed charges exceeded earnings by
   $1,435.